EXHIBIT 99.2


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W. R. Berkley Corporation               NEWS
475 Steamboat Road                      RELEASE
Greenwich, Connecticut 06830
(203) 629-3000
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FOR IMMEDIATE RELEASE                   CONTACT:
                                        Eugene G. Ballard
                                        Chief Financial Officer
                                        203-629-3000


                       W. R. BERKLEY CORPORATION ANNOUNCES
                             3-FOR-2 STOCK SPLIT AND
                    INCREASES REGULAR QUARTERLY DIVIDEND 20%

     Greenwich, CT, March 7, 2006 -- W. R. Berkley Corporation (NYSE: BER) today announced that its Board of Directors has approved a 3-for-2 common stock split to be paid in the form of a stock dividend to holders of record on March 20, 2006. The additional shares are expected to be issued on April 4, 2006 (immediately subsequent to the payment of the regular quarterly cash dividend referred to below).

     The Board of Directors also declared a regular quarterly cash dividend on the company's pre-split common stock of six cents per share, also to be paid on April 4, 2006 to stockholders of record at the close of business on March 20, 2006. The cash dividend has been increased to an annual rate of 24 cents per share (pre-split), representing an increase of 20% from the prior year's rate.

     At March 1, 2006, W. R. Berkley Corporation had 128,010,395 shares of common stock outstanding.

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates in five segments of the property casualty insurance business: specialty insurance, regional property casualty insurance, alternative markets, reinsurance, and international.

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